Exhibit 10.67

THIRD AMENDMENT TO

MANAGEMENT AGREEMENT

                THIS THIRD AMENDMENT TO MANAGEMENT AGREEMENT (the “Third Amendment”) is effective as of November 1, 2002 and is entered into between PIONEER RESOURCES I, LLC, a Delaware limited liability Company (“Pioneer”), and OLYMPIC RESOURCE MANAGEMENT LLC, a Washington limited liability company (“Manager”).  Capitalized terms not otherwise defined in this Third Amendment shall have the meanings set forth in that certain Management Agreement between Pioneer and Manager dated as of March 22, 2000, as amended by the “First Amendment to Management Agreement” dated as of September 7, 2000 (the “First Amendment”) and the “Second Amendment to Management Agreement” dated as of June 29, 2001 (the “Second Amendment”).  The original Management Agreement as modified by the First Amendment and the Second Amendment shall be referred to herein as the “Management Agreement”.

RECITAL

                                Pioneer and Manager are parties to the Management Agreement and the parties wish to further amend the Management Agreement, as set forth herein.

                NOW, THEREFORE, the parties agree as follows:

AMENDMENT TO MANAGEMENT AGREEMENT

1.             Base Fee.  (a) Section 2.2(a)(i) of the Management Agreement is deleted in its entirety and replaced by the following:

“2.2        Fees.  (a) (i) In consideration of Manager’s conduct as Manager and performance of its obligations pursuant to the terms of this Agreement, Pioneer shall pay to Manager the Base Fee.  The Base Fee shall be paid as follows:  (A) for the period beginning on March 22, 2000 and ending on September 22, 2000, an amount equal to ** per month, payable monthly on or before the 10th day of each calendar month in such period (subject to Section 2.2(c) below); (B) for the period beginning on September 23, 2000 and ending on June 30, 2001, an amount equal to **, payable monthly on or before the 10th day of each calendar month in such period; (C) for the period beginning on July 1, 2001, and ending on September 30, 2003, an amount equal to ** per month (as adjusted in accordance with Section 2.2(a)(ii) below), payable quarterly in arrears on September 30, 2001, December 31, 2001, March 31, 2002, June 30, 2002, September 30, 2002, December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003); and (D) for the period beginning October 1, 2003 and ending October 31, 2003, an amount equal to ** (as adjusted in accordance with Section 2.2(a)(ii) below), payable on October 31, 2003.  The Base Fee shall be prorated accordingly with respect to any partial month periods.  Notwithstanding anything to the contrary contained in Section 2.2(a), the Base Fee for any calendar month shall not be reduced below **.

**  These portions have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

2.             Extension of Term.  Section 8.1 of the Management Agreement is amended by deleting the date “October 31, 2002” and substituting the date “October 31, 2003” therefor.

3.             Termination Rights.  (a) Section 8.2 of the Management Agreement is amended by adding the following clause (d) thereto:

“(d)  Notwithstanding, and without limiting, the foregoing, at any time after November 1, 2002, subject to the required consent under the Loan Documents, Pioneer may terminate this Agreement and Manager’s rights and obligations hereunder for any reason whatsoever upon no less than 60 days prior written notice to Manager.  In the event that Pioneer terminates this Agreement under this clause (d), Pioneer shall not be required to pay, and Manager shall not be entitled to receive, the Termination Fee or any portion thereof or any other payment as a result of such termination (but Pioneer shall pay to Manager all other Fees and other fees, charges and reimbursements due and payable (or accrued but not yet billed to Pioneer) hereunder at the time of such termination).”

                                (b)  Section 8.3 of the Management Agreement is hereby amended by adding the following sentence immediately prior to the last sentence thereof:

“Notwithstanding, and without limiting, the foregoing, at any time after November 1, 2002, Manager may terminate this Agreement and resign as Manager for any reason whatsoever upon no less than 90 days prior written notice to Pioneer and the Administrative Agent under the Loan Documents; provided that in the event that Manager terminates this Agreement under this sentence, Pioneer shall not be required to pay, and Manager shall not be entitled to receive, the Termination Fee or any portion thereof or any other payment as a result of such termination (but Pioneer shall pay to Manager all other Fees and other fees, charges and reimbursements due and payable (or accrued but not yet billed to Pioneer) hereunder at the time of such termination).”

4.             Disposition Fee.  Section 5(c) of the Second Amendment is hereby amended by deleting the phrase “on or prior to October 31, 2001” from the first and second lines thereof.

5.             Consent of Required Lenders.  Pursuant to Section 6.10 and Section 6.11 of the Restructuring Agreement, Pioneer and Manager agree that the effectiveness of this Third Amendment (and any amendment of this Third Amendment) is subject to, and contingent upon, the prior written consent of the Required Lenders.  Pioneer and Manager agree that this Third Amendment shall become effective upon the execution hereof by Manager and Pioneer and Pioneer’s receipt of such written consent from the Required Lenders.

6.             Miscellaneous.  This Third Amendment constitutes an integral part of the Management Agreement.  The Management Agreement, as amended and supplemented by this Third Amendment, is and shall remain in full force and effect.

                IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment by and through their properly authorized officers on the date first specified above.

PIONEER RESOURCES I, LLC		OLYMPIC RESOURCE MANAGEMENT, LLC

By:	Olympic Resource Management, LLC, its manager
By:		By:
Its:		Its:
Date:		Date:

3